Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 ( 333-146892 and 333-161799) and Form S-8 (333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016 and 333-91121) of Agilent Technologies, Inc. of our report dated November 25, 2009 relating to the consolidated financial statements, financial statement schedule and effectiveness of internal control over financial reporting of Varian, Inc., which appears in Varian, Inc.’s Annual Report on Form 10-K for the year ended October 2, 2009, which is incorporated by reference in this Current Report on Form 8-K of Agilent Technologies, Inc.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 30, 2010